Exhibit 107
Calculation of Filing Fee Tables
S-11
(Form Type)
Hines Global Income Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class T, Class S, Class D, and Class I Common Stock, par value $0.001 per share	457(o)	—	—	$256,000,000	0.00015310	$39,193.60	—	—	—	—
Fees Previously Paid	Equity	Class T, Class S, Class D, and Class I Common Stock, par value $0.001 per share	457(o)	—	—	$1,919,000,000	0.00014760	$283,244.40	—	—	—	—

Carry Forward Securities
Carry Forward Securities	Equity	Class T, Class S, Class D, and Class I Common Stock, par value $.001 per share	415(a)(6)	—	—	$325,000,000		—	S-11	333- 251136	06/02/21	$35,457.50
	Total Offering Amounts					$2,500,000,000		$322,438.00
	Total Fees Previously Paid							$283,244.40
	Total Fee Offsets							—
	Net Fee Due							$39,193.60